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Exhibit 99.1

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE
Contacts:
	Media:	Gary Hopkins (805) 563-6885
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Palm Beach Gardens Medical Center Retains Medicare Certification

        SANTA BARBARA, Calif.—Nov. 7, 2002—Tenet Healthcare Corporation (NYSE: THC) announced today that state and federal surveyors Wednesday concluded their on-site review of Palm Beach Gardens Medical Center, the company's 204-bed hospital in Palm Beach Gardens, Fla., and as a result of that review, the hospital's participation in the Medicare/Medicaid program will continue without interruption.

        The surveyors indicated that they will return to the hospital for a follow-up survey in January to ensure conditions of participation are being met and ongoing compliance has occurred. The Center for Medicare and Medicaid Services and Florida's Agency for Health Care Administration had put the hospital on notice that it was in jeopardy of losing its ability to participate in the Medicare/Medicaid program if standards of compliance at the hospital were not met by midnight Nov. 8. These standards included policies and procedures for governing body, quality assurance, infection control and physical environment.

        Separately, the company said that misinformation and false rumors about it continue to circulate. To that end, the company will strive to issue clarifications and denials, as appropriate, on a timely basis. The company believes that many of these false rumors and misinformation are attributable to legal adversaries, critics with their own agendas and those who stand to benefit if Tenet's stock declines, and therefore should be viewed in that light.

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  Reports are circulating that the company received notification more than one week ago of an audit by the Office of Audit Services of the Department of Health and Human Services of Medicare outlier payments at its hospitals. In fact, an individual in Tenet's government programs department received a courtesy telephone call from the DHHS's regional office in Kansas City, Mo., on Monday Oct. 28, saying Tenet would be receiving a letter formally notifying the company of the audit within a couple of days. The letter arrived on Tuesday, Nov. 5 and the company issued a press release the following morning.

        Tenet also reiterated that it will hold a previously announced conference call for this afternoon. Collateral materials related to the call will be issued via press release and made available on the following websites after 4:00 pm (EST): www.companyboardroom.com or www.tenethealth.com. The conference call will begin at 4:20 pm (EST), after the materials have been disseminated. All interested parties are invited to participate in the call by dialing (877) 333-4431, or by logging onto www.companyboardroom.com or www.tenethealth.com. If dialing in to the call, please dial in at least 10 minutes early; this will help ensure that you can participate on the call live.

        Please note that due to overwhelming interest in last Friday's call, some investors were unable to access the live call. The company has endeavored to alleviate this problem by arranging additional phone lines and operators, as well as broadcasting the call through two websites. Additionally, a replay of the call will be available after 9:00 pm (EST) on Thurs., Nov. 7, and will remain available for the next 14 days. To access the replay, please dial (706) 645-9291 and use passcode #6571112, or visit the websites listed above.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Palm Beach Gardens Medical Center Retains Medicare Certification